CUSIP NO. 780008108	13D	PAGE 9 OF 12 PAGES

Exhibit (1) of Schedule 13D

EXECUTIVE OFFICERS AND DIRECTORS OF SMEI DUET HOLDINGS, INC.

The following description sets forth (i) the name and title of each executive officer and director of SMEI Duet Holdings, Inc., and (ii) each such individual’s business address and present principal occupation. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 550 Madison Avenue, New York, New York 10022.

Name	Present Principal Occupation or Employment

Andrew Lack	Director. Chairman and Chief Executive Officer of Sony Music.

Robert Bowlin	Director. Executive Vice President of Sony Music.

Al Smith	Director and President. Senior Vice President of Sony Music.

Kevin Kelleher	Director and Vice President. Executive Vice President and Chief Financial Officer of Sony Music.

Fred Ehrlich	Vice President. Chairman, New Technology of Sony Music.

Lisa Weiss	Secretary. Senior Vice President, General Counsel and Secretary of Sony Music.

Thomas Connolly	Treasurer. Senior Vice President, Worldwide Business Development of Sony Music.